UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 2, 2014 (June 27, 2014)

TRIANGLE PETROLEUM CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-34945	98-0430762
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	file number)	Identification No.)

1200 17th Street, Suite 2600, Denver, CO 80202

(Address of principal executive offices)

Registrant’s telephone number, including area code: (303) 260-7125

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On June 27, 2014, the Company’s wholly-owned subsidiary, Triangle USA Petroleum Corporation (“TUSA”), entered into a Second Lien Credit Agreement (the “Credit Agreement”) among TUSA, as borrower, Wells Fargo Energy Capital, Inc., as administrative agent (in such capacity, the “Administrative Agent”), and the lenders named therein (the “Lenders”). The Credit Agreement provides for a $60.0 million second priority secured credit facility, with optional additional term loans for up to $40.0 million to be issued at the discretion of the Administrative Agent.

Borrowings under the Credit Agreement bear interest, at TUSA’s option, at either the ABR (the greater of (i) the greatest of (A) the Administrative Agent’s prime rate, (B) the federal funds rate plus 0.5%, and (C) the daily one-month LIBOR plus 1%, or (ii) 3.00%) plus 6.00% or the Eurodollar Rate (as defined in the Credit Agreement) for such interest period plus 7.00%. TUSA may prepay borrowings under the Credit Agreement at any time without premium or penalty (other than customary LIBOR breakage costs) if such prepayment is made prior to the first anniversary of the closing date subject to certain notice requirements. If TUSA prepays borrowings on or after the first anniversary of the closing date but before the second anniversary of the closing date, a premium of 2% of the principal amount prepaid shall apply. If TUSA prepays any borrowings on or after the second anniversary of the closing date but before the third anniversary of the closing date, a premium of 1% of the principal amount prepaid shall apply. No premium shall apply to prepayments made on or after the third anniversary of the closing date. In the event of the sale of Permitted Notes (as defined in the Credit Agreement) by TUSA, a mandatory prepayment of outstanding borrowings is required in an amount equal to the net proceeds received from the Permitted Notes. All borrowings under the Credit Agreement mature on April 16, 2019.

In connection with entering into the Credit Agreement, TUSA paid certain upfront fees and other fees to the Administrative Agent. If at any time there should be one or more Lenders under the Credit Agreement that are not affiliates of the Administrative Agent, TUSA will pay a per annum administrative agent fee. TUSA will also pay a syndication fee to the Administrative Agent each time a Lender that is not an affiliate of the Administrative Agent becomes a party to the Credit Agreement.

The Credit Agreement contains representations, warranties and covenants that are customary for similar credit arrangements, including, among other things, covenants relating to (i) financial reporting and notification, (ii) payment of obligations, (iii) compliance with applicable laws, and (iv) notification of certain events.

The Credit Agreement also contains various covenants and restrictive provisions that may, among other things, limit TUSA’s ability to sell assets, incur additional indebtedness, make investments or loans, and create liens.

The Credit Agreement provides that as of each fiscal quarter end, TUSA must have a ratio of total proved PV-10 as of the most recently delivered engineering report to consolidated debt of the Borrower and its subsidiaries as of such date (the “Asset Coverage Ratio”) of at least

1.5 to 1.0. The Credit Agreement further provides that the ratio of TUSA’s consolidated debt to consolidated EBITDAX (the “Leverage Ratio”) (determined as of the end of each fiscal quarter for the then most-recently ended four fiscal quarters) may not be greater than 4.5 to 1.0. PV-10 and EBITDAX are non-GAAP financial measures. TUSA must also maintain, as of each fiscal quarter end, a ratio of consolidated current assets to consolidated current liabilities of at least 1.00 to 1.00 (the “Current Ratio”).

The Credit Agreement is collateralized by a second lien on certain of TUSA’s assets, including (i) at least 80% of the adjusted engineered value of TUSA’s oil and gas interests evaluated in determining the borrowing base for TUSA’s first lien revolving credit facility, and (ii) all of the personal property of TUSA and its subsidiaries.  The obligations under the Credit Agreement are guaranteed by TUSA’s domestic subsidiaries.

The Credit Agreement includes events of default that TUSA believes are customary for similarly situated companies. Upon an event of default under the Credit Agreement, the Administrative Agent may terminate the commitments under the Credit Agreement and declare all amounts owed under the Credit Agreement to be due and payable. In addition, upon an event of default under the Credit Agreement and subject to the provisions of an intercreditor agreement with the administrative agent under TUSA’s first lien revolving credit facility, the Administrative Agent is empowered to exercise all rights and remedies of a secured party and foreclose upon the collateral securing the Credit Agreement, in addition to all other rights and remedies under the security documents described in the Credit Agreement.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the complete text of the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

As previously reported by the Company in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on May 19, 2014, TUSA entered into a definitive purchase and sale agreement (the “Acquisition Agreement”) with Marathon Oil Company (the “Seller”) pursuant to which TUSA agreed to acquire from Seller (the “Acquisition”) certain oil and gas leaseholds located in Williams County, North Dakota, Sheridan County, Montana, and Roosevelt County, Montana comprising approximately 41,500 net acres, and various other related rights, permits, contracts, equipment and other assets.  The effective date for the Acquisition is January 1, 2014 (the “Effective Date”).

On June 30, 2014, the parties closed the Acquisition for $90.5 million in cash, which included a net downward adjustment of $9.5 million for certain pre-closing adjustments.  TUSA funded the Acquisition from borrowings under the Credit Agreement, borrowings under TUSA’s first lien revolving credit agreement, and a capital contribution from the Company.  Additional post-closing adjustments may be required.

The foregoing description of the Acquisition Agreement is not complete and is qualified in its entirety by reference to the complete text of the Acquisition Agreement, which is attached as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on May 19, 2014 and incorporated in this Item 2.01 by reference.

Item 9.01                                           Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

No financial statements are being filed with this report. All required financial statements in connection with the Acquisition described in Item 2.01 will be filed by amendment pursuant to Item 9.01(a)(4) within 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro forma financial information.

No pro forma financial information is being filed with this report. All required pro forma financial information in connection with the Acquisition described in Item 2.01 will be filed by amendment pursuant to Item 9.01(b)(2) within 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

Exhibit 10.1

Second Lien Credit Agreement, dated June 27, 2014, among Triangle USA Petroleum Corporation, as Borrower, Wells Fargo Energy Capital, Inc., as Administrative Agent, and the Lenders Named Herein, as Lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2014	TRIANGLE PETROLEUM CORPORATION

	By:	/s/ Justin Bliffen
Justin Bliffen
Chief Financial Officer

Index to Exhibits

Exhibit Number	Description

Exhibit 10.1*

Second Lien Credit Agreement, dated June 27, 2014, among Triangle USA Petroleum Corporation, as Borrower, Wells Fargo Energy Capital, Inc., as Administrative Agent, and the Lenders Named Herein, as Lenders

* Filed herewith.